Exhibit 11

                           GreenMan Technologies, Inc.
                     Statement Regarding Net Loss per Share
                                 March 31, 2001

                                              Three Months Ended           Six Months Ended
                                            March 31,     March 31,     March 31,     March 31,
                                               2000          2001          2000          2001
                                           -----------   -----------   -----------   -----------
Net income (loss) ......................   $  (656,752)  $   192,176   $  (715,804)  $   204,099
                                           ===========   ===========   ===========   ===========

Net income (loss) per share - basic ....   $      (.05)  $       .01   $      (.06)  $       .02
                                           ===========   ===========   ===========   ===========

Weighted average shares outstanding ....    11,990,716    13,348,231    11,904,032    13,348,231
                                           ===========   ===========   ===========   ===========